Exhibit 99.1

FOR IMMEDIATE RELEASE	FIBERNET CONTACT Michael S. Liss President & Chief Executive Officer FiberNet Telecom Group, Inc. (212) 405-6200 investor.relations@ftgx.com

FIBERNET REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENT

NEW YORK – May 28, 2003 – FiberNet Telecom Group, Inc. (Nasdaq: FTGXD), a leading provider of metropolitan connectivity, announced today it received a notice from The Nasdaq Stock Market stating that the Company has regained compliance with the continued listing requirements of The Nasdaq SmallCap Market. Nasdaq had previously notified FiberNet that it failed to maintain a minimum bid price of $1.00 per share in accordance with a marketplace rule. Nasdaq has indicated that the Company is no longer in violation of this rule based upon the recent trading activity of its common stock, and the matter is now closed.

About FiberNet

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks designed to provide comprehensive broadband connectivity to other telecommunications service providers for their data, voice and video transmissions. The Company’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ networks. FiberNet’s primary business is to provide optical and electrical broadband circuits within and between carrier hotels, which are industrial buildings where service providers house their communications equipment to exchange and route communications traffic. The Company’s networks support multiple domestic and international transmission protocols including synchronous optical network, or SONET, synchronous digital hierarchy, or SDH, Ethernet, and Internet Protocol, or IP, and can deliver broadband connections with bandwidth ranging from 1.5 megabits per second to 10.0 gigabits per second, as well as optical wavelengths. FiberNet currently operates primarily in the two gateway markets of New York and Los Angeles, focusing its services in the local loop of major metropolitan areas. For more information on FiberNet, please visit the Company’s website at www.ftgx.com.

Various remarks that we may make about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company ‘s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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